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                                                                    Exhibit 99.4

                                  Offer to Exchange
                            8 1/8% Exchange Notes due 2004
                   for Any and All Outstanding 8 1/8% Notes due 2004
                            8 3/8% Exchange Notes due 2007
                   for Any and All Outstanding 8 3/8% Notes due 2007
                            8 7/8% Exchange Notes due 2017
                   for Any and All outstanding 8 7/8% Notes due 2017
                            8 1/2% Exchange Notes due 2027
                   for Any and All Outstanding 8 1/2% Notes due 2027
                                          of
                          Comcast Cable Communications, Inc.

To Our Clients:

    We are enclosing herewith a Prospectus, dated [             ], 1997, of
Comcast Cable Communications, Inc., a Delaware corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 8 1/8% Exchange Notes due 2004, 8 3/8% Exchange Notes due 2007, 8 7/8% Exchange Notes due 2017 and 8 1/2% Exchange Notes due 2027 (collectively, the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding
8 1/8% Notes due 2004, 8 3/8% Notes due 2007, 8 7/8% Notes due 2017 and 8 1/2%
Notes due 2027 (collectively, the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

    Please note that the Offer will expire at 5:00 p.m., New York City time,
on [                   ], 1997, unless extended.

    The Offer is not conditioned upon any minimum number of Old Notes being tendered.

    We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

    We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the

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Exchange Offer. We also request that you confirm that we
may on your behalf make the representations contained in the Letter of Transmittal.

    Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder,
(ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the New Notes and
(iv) neither the holder nor any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of the Company. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive New Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, the holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                    Very truly yours,



                                    COMCAST CABLE COMMUNICATIONS, INC.












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